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                                                                      EXHIBIT 11

                              THE HOME DEPOT, INC.

               Computation of Primary and Fully Diluted Earnings
                     Per Common and Common Equivalent Share


(In thousands, except per share amounts)
                                                                 Fiscal Year Ended
                                                         ----------------------------------
                                                           2-2-97      1-28-96     1-29-95
                                                         ----------  ----------  ----------
Primary
-------
Net earnings applicable to common and equivalent shares    $937,739    $731,523    $604,501

Tax affected interest expense, net of interest
capitalized attributable to convertible subordinated
notes                                                         7,951       2,415       2,580
                                                         ----------  ----------  ----------


                                                           $945,690    $733,938    $627,081
                                                         ==========  ==========  ==========
Shares:
Weighted average number of common and common
equivalent shares assuming average market price for
period                                                      482,414     477,977     455,173

Additional shares assuming conversion of the notes            5,338         ---      20,774
                                                         ----------  ----------  ----------
                                                            487,752     477,977     475,947
                                                         ==========  ==========  ==========
Primary earnings
per common and common equivalent share                     $   1.94    $   1.54    $   1.32
                                                         ==========  ==========  ==========

(1) Common equivalent shares represent shares granted under three stock option plans and an employee stock purchase plan.

(2) The Company's 4-1/2% Convertible Subordinated Notes, issued in 1992, were common stock equivalents prior to conversion in March, 1995. For fiscal 1994, the 4-1/2% Notes were dilutive and are assumed to be converted as of the beginning of the accounting period for purposes of calculating primary earnings per share.

(3) The Company's 3-1/4% Convertible Subordinated Notes issued on October 2, 1996, are common stock equivalents. For fiscal year 1996, the 3-1/4% Notes were dilutive and are assumed to be converted as of the beginning of the accounting period for purposes of calculating earnings per share.

(4) Fully diluted earnings per share was not calculated for fiscal year 1996 because the ending market price was lower than the average market price for the year. Fully diluted earnings per share computations are not presented for fiscal years 1995 and 1994 because the impact of a higher ending market price on weighted average common equivalent shares was not material.